EXHIBIT 99.1

                  AGL Resources Reports First Quarter Earnings and Reaffirms Guidance for 2007

•	First quarter 2007 earnings results of $1.31 per basic share in line with company expectations

•	Results driven primarily by strong results in the Retail Energy Operations segment

•	Company reaffirms earnings guidance for 2007 in the range of $2.75 to $2.85 per basic share

ATLANTA - May 2, 2007 - AGL Resources Inc. (NYSE: ATG) today reported first quarter 2007 net income of $102 million, or $1.31 per basic share ($1.30 per diluted share), compared with $110 million, or $1.42 per basic share ($1.41 per diluted share) reported for the first quarter of 2006.

The company’s earnings results reflect improved contributions from the Retail Energy Operations segment, which partially offset lower results in the Wholesale Services segment. Results for the Distribution Operations and Energy Investments segments were flat year-over-year.

“Our first quarter results are right in line with our expectations, and put us on track to meet the earnings guidance we have given for 2007,” said John W. Somerhalder II, president and chief executive officer of AGL Resources. “Our retail business had strong results, helping to offset the expected decline from our wholesale services business for the quarter. Our utility business also performed well and we continue to see the positive impact to that business from customer growth as well as weather and customer usage returning to more normal levels.”

Q1 2007 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed earnings before interest and taxes (EBIT) of $123 million, equal to the segment’s first quarter 2006 results. Operating margins increased $3 million compared to the prior-year quarter. The increase was due primarily to customer growth and higher customer usage. The average number of end-use customers in the first quarter of 2007 was 2.30 million, compared with 2.28 million for the first quarter of 2006. Customer usage increased due to more normal weather patterns and lower gas prices during the first quarter of 2007 as compared to the prior-year period. Weather in New Jersey and Virginia was 14 percent and 6 percent colder than last year, respectively.

Operating expenses increased $4 million relative to the prior-year quarter, primarily due to higher expenses at Atlanta Gas Light associated with programs focused on customer retention and investments in customer service. These investments are consistent with the company’s objective to lower customer attrition rates and improve customer service. In addition, operating expenses for first quarter 2006 reflected the net impact of a $3 million gain on the sale of certain properties.

Retail Energy Operations

The Retail Energy Operations segment, consisting of SouthStar Energy Services, contributed first quarter 2007 EBIT of $63 million, $9 million higher than the prior-year quarter.

SouthStar’s operating margin increased $9 million relative to first quarter 2006. The improvement was driven by the addition of $3 million in margin from the Ohio retail market SouthStar entered in August 2006; approximately $8 million from an increase in average customer usage; and $2 million from an increase in the average number of customers. These results were offset by slightly lower contributions from the management of storage and transportation assets offset by higher retail price spreads as compared to last year.

Operating expenses decreased $1 million, primarily due to lower bad debt expense of $2 million, offset by a slight increase in depreciation expense due to the implementation of a risk management system in fourth quarter 2006. For comparative purposes, the Retail Energy Operations segment made a $2 million charitable donation during the first quarter 2006, and a similar donation is not reflected in first quarter 2007 results. Minority interest increased $3 million as a result of higher operating income for first quarter 2007 as compared to first quarter 2006.

Wholesale Services

The Wholesale Services segment, consisting of Sequent Energy Management, contributed EBIT of $9 million in first quarter 2007, down $23 million from its first quarter 2006 contribution of $32 million.

Sequent’s operating margin decreased $24 million during first quarter 2007, compared with first quarter 2006. Approximately $16 million of the decline was attributed to lower commercial activity during the quarter as compared to the previous year due in part to milder weather. An additional $13 million decrease was due to the increase in forward NYMEX (New York Mercantile Exchange) natural gas prices, resulting in the accounting recognition of mark-to-market losses of $6 million on storage hedge positions, compared with hedge gains of $7 million during the prior-year quarter when NYMEX prices were decreasing during that period. Partially offsetting these reductions was the absence of a lower-of-cost-or-market (LOCOM) adjustment in 2007 whereas the prior year’s first quarter results were affected by a $5 million adjustment.

Operating expenses at Sequent decreased $1 million, primarily due to lower incentive compensation costs associated with lower operating margin for the quarter relative to the prior-year period.

Energy Investments

The Energy Investments segment contributed $2 million in EBIT during first quarter 2007, equal to its contribution in the prior-year quarter. These results were driven primarily by higher storage revenues, mainly from interruptible margin opportunities, at Jefferson Island Storage & Hub during the quarter, offset by increased operating expenses due to development costs associated with the Golden Triangle Storage project.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for first quarter 2007 was $31 million, up $1 million over first quarter 2006, mainly the result of higher short-term interest rates. The company’s debt-to-capitalization ratio as of March 31, 2007 was 51 percent, compared with 55 percent as of March 31, 2006 and 57 percent as of Dec. 31, 2006, reflecting operating cash flows that were $258 million higher than in the prior-year period.

Income taxes for first quarter 2007 were $62 million, down $5 million compared to first quarter 2006, reflecting lower corporate income for the quarter relative to the prior year. The effective tax rate for first quarter 2007 was 37.9%, compared with 37.7% for the same period in 2006.

2007 EARNINGS OUTLOOK

AGL Resources continues to expect its 2007 earnings to be in the range of $2.75 to $2.85 per share. This earnings expectation assumes normal weather and average volatility in natural gas prices. However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2007 significantly above or below this outlook.

Q1 2007 EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its first quarter 2007 earnings conference call and webcast on Wednesday, May 2, 2007, at 4 p.m. ET. The call can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing (866) 271-0675 (in the United States) or (617) 213-8892 (outside the United States), and using the confirmation code 52711603. The webcast replay of the call will be available on the Web site through the close of business on Friday, May 11. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 89316132. International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

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Contacts:

Financial               Steve Cave
Office: 404-584-3801
Cell:  678-642-4258
scave@aglresources.com

Media     Robin Keegan
Office: 404-584-3946
Cell:  404-783-1758
rkeegan@aglresources.com

AGL Resources Inc.
Condensed Consolidated Statements of Income
For the Three Months Ended
March 31, 2007 and 2006
(Unaudited)
(In millions, except per share amounts)

	Three Months

	3/31/2007	3/31/2006	Fav/(Unfav)

Operating Revenues	$973	$1,044	$(71)
Cost of Gas	595	655	60
Operation and Maintenance Expenses	116	117	1
Depreciation and Amortization	35	34	(1)
Taxes Other Than Income	11	10	(1)
Total Operating Expenses	757	816	59
Operating Income	216	228	(12)
Other Income (Expense)	1	(2)	3
Minority interest	(22)	(19)	(3)
Earnings Before Interest & Taxes	195	207	(12)
Interest Expense	31	30	(1)
Earnings Before Income Taxes	164	177	(13)
Income Taxes	62	67	5
Net Income	$102	$110	$(8)

Earnings Per Common Share
Basic	$1.31	$1.42	$(0.11)
Diluted	$1.30	$1.41	$(0.11)

Shares Outstanding
Basic	77.5	77.9	(0.4)
Diluted	77.9	78.2	(0.3)

AGL Resources Inc.
EBIT Schedule
For the Three Months Ended
March 31, 2007 and 2006
(In millions, except per share amounts)

	Three Months

	3/31/2007	3/31/2006	Fav/(Unfav)
Distribution Operations	$123	$123	$-
Retail Energy Operations	63	54	9
Wholesale Services	9	32	(23)
Energy Investments	2	2	-
Corporate	(2)	(4)	2
Consolidated EBIT	195	207	(12)
Interest Expense	31	30	(1)
Income Taxes	62	67	5
Net Income	$102	$110	$(8)

Earnings per Common Share
Basic	$1.31	$1.42	$(0.11)
Diluted	$1.30	$1.41	$(0.11)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three Months Ended
March 31, 2007 and 2006
(In millions)

	Three Months

	3/31/2007	3/31/2006	Fav/(Unfav)

Operating Revenues	$973	$1,044	$(71)
Cost of Gas	595	655	60
Operating Margin	$378	$389	$(11)